Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
dated as of June 30, 2006,
among
BAIN PASTE MERGERCO, INC.,
BLACKSTONE PASTE MERGERCO, INC.,
BAIN PASTE FINCO, LLC,
BLACKSTONE PASTE FINCO, LLC,
and
MICHAELS STORES, INC.

TABLE OF CONTENTS

Page
ARTICLE I

The Merger

SECTION 1.01. The Merger	2
SECTION 1.02. Closing	2
SECTION 1.03. Effective Time	2
SECTION 1.04. Effects of the Merger	2
SECTION 1.05. Certificate of Incorporation and Bylaws	2
SECTION 1.06. Directors	3
SECTION 1.07. Officers	3

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange Fund; Company Equity Awards

SECTION 2.01. Effect on Capital Stock	3
SECTION 2.02. Exchange Fund	4
SECTION 2.03. Company Equity Awards	7

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of the Company	7
SECTION 3.02. Representations and Warranties of the Sponsor Entities	22

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01. Conduct of Business	25
SECTION 4.02. No Solicitation	28

ARTICLE V

Additional Agreements

SECTION 5.01. Preparation of the Proxy Statement; Stockholders’ Meeting	31
SECTION 5.02. Access to Information; Confidentiality	32
SECTION 5.03. Reasonable Best Efforts	32

Annex I	Index of Defined Terms
Exhibit A	Certificate of Incorporation of the Surviving Corporation
Exhibit B	Bylaws of the Surviving Corporation

ii

     AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 30, 2006, among BAIN PASTE MERGERCO, INC., a Delaware corporation (“Bain MergerCo”), BLACKSTONE PASTE MERGERCO, INC., a Delaware corporation (“Blackstone MergerCo” and, together with Bain MergerCo, “MergerCos”), BAIN PASTE FINCO, LLC, a Delaware limited liability company (“Bain FinCo”), BLACKSTONE PASTE FINCO, LLC, a Delaware limited liability company (“Blackstone FinCo” and, together with Bain FinCo, “FinCos”; MergerCos and FinCos, collectively, the “Sponsor Entities”), and MICHAELS STORES, INC., a Delaware corporation (the “Company”).
          WHEREAS, the Board of Directors of the Company and each MergerCo has approved and declared advisable, and the sole member of Bain FinCo and the sole member of Blackstone FinCo has approved, this Agreement and the merger of each MergerCo with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.10 per share, of the Company (“Company Common Stock”), other than (a) shares of Company Common Stock directly owned by the Company, as treasury stock, or by any Sponsor Entity and (b) the Appraisal Shares, will be converted into the right to receive $44.00 in cash;
          WHEREAS, concurrently with the execution of this Agreement, (a) Bain Capital Fund IX, LLC, an affiliate of Bain MergerCo and Bain FinCo (the “Bain Fund”), has entered into (i) a letter agreement, dated as of the date hereof, with Bain MergerCo pursuant to which the Bain Fund has agreed to provide certain equity financing to Bain MergerCo and (ii) a Limited Guaranty, dated as of the date hereof, in favor of the Company with respect to obligations of Bain MergerCo and Bain FinCo arising under, or in connection with, this Agreement (the “Bain Limited Guaranty”) and (b) Blackstone Capital Partners V L.P., an affiliate of Blackstone MergerCo and Blackstone FinCo (the “Blackstone Fund” and, together with the Bain Fund, the “Funds”), has entered into (i) a letter agreement, dated as of the date hereof, with Blackstone MergerCo pursuant to which the Blackstone Fund has agreed to provide certain equity financing to Blackstone MergerCo and (ii) a Limited Guaranty, dated as of the date hereof, in favor of the Company with respect to the obligations of Blackstone MergerCo and Blackstone FinCo arising under, or in connection with, this Agreement (the “Blackstone Limited Guaranty” and, together with the Bain Limited Guaranty, the “Guarantees”); and
          WHEREAS, the Company and each of the Sponsor Entities desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I
The Merger
          SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), each MergerCo shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of each MergerCo shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).
          SECTION 1.02. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on the first business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by the Company and MergerCos; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI, the parties shall not be required to effect the Closing until the earlier of (i) a date during the Marketing Period specified by MergerCos on no less than three business days’ notice to the Company and (ii) the final day of the Marketing Period. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
          SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such subsequent date and time as the Company and MergerCos shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.
          SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.
          SECTION 1.05. Certificate of Incorporation and Bylaws. (a) The Restated Certificate of Incorporation of the Company, as amended (the “Company Certificate of Incorporation”), shall be amended at the Effective Time to be in the form of Exhibit A, with such changes thereto as may be agreed to by the Company and MergerCos, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

          (b) The Amended and Restated Bylaws of the Company (the “Company Bylaws”) shall be amended at the Effective Time to be in the form of Exhibit B, with such changes thereto as may be agreed to by the Company and MergerCos, and, as so amended, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
          SECTION 1.06. Directors. The directors of MergerCos immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
          SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
ARTICLE II
Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange Fund;
Company Equity Awards
          SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock or other equity interests of any Sponsor Entity:
          (a) Capital Stock of MergerCos. Each share of capital stock of each MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
          (b) Cancelation of Treasury Stock and Certain Other Stock. Each share of Company Common Stock that is directly owned by the Company, as treasury stock, or by any of the Sponsor Entities immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
          (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Restricted Stock, but excluding shares to be canceled in accordance with Section 2.01(b) and, except as provided in Section 2.01(d), the Appraisal Shares) shall be converted into the right to receive $44.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends declared in accordance with Section 4.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder.
          (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall give prompt notice to MergerCos of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and MergerCos shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of MergerCos (which consent shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.
          SECTION 2.02. Exchange Fund. (a) Paying Agent. Prior to the Closing Date, the Sponsor Entities shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration and the Option Amounts in accordance with this Article II and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, the Sponsor Entities shall deposit, or shall cause the Surviving Corporation to deposit, with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration and the aggregate Option Amount, in each case as required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the “Exchange Fund”).

          (b) Certificate Exchange Procedures. As promptly as practicable after the Effective Time, but in any event within two business days thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any fiduciary or surety bonds or any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II and any dividends declared in accordance with Section 4.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.
          (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay all dividends that may have been declared by the Company in accordance with Section 4.01(a) and that remain unpaid at the Effective Time. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the close of business on the day on which the Effective Time occurs, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article II.
          (d) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for 12 months after the

Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II.
          (e) No Liability. None of the Company, the Surviving Corporation, the Sponsor Entities or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, Federal or other abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
          (f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid solely to the Surviving Corporation. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive the Merger Consideration or any holder of a Company Stock Option to receive the Option Amount, in each case as provided herein.
          (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond or surety in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.
          (h) Withholding Rights. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any holder of a Company Stock Option such amounts as the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of the Company Stock Option, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.
          SECTION 2.03. Company Equity Awards. (a) As soon as reasonably practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering any Company Stock Plan) shall adopt such resolutions or take such other actions as may be required to provide that, at the Effective Time, each unexercised Company Stock Option that is outstanding immediately prior to the Effective Time shall be canceled, with the holder of each such Company Stock Option becoming entitled to receive an amount in cash equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option (such amount, the “Option Amount”). Subject to Section 2.02(h), all amounts payable pursuant to this Section 2.03(a) shall be paid as promptly as practicable following the Effective Time, without interest. In the event that the exercise price per share of Company Common Stock subject to a Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled without consideration and have no further force or effect.
          (b) With respect to the ESPP, each participant’s accumulated payroll deductions shall be used to purchase shares of Company Common Stock immediately prior to the Effective Time in accordance with the terms of the ESPP, and the shares of Company Common Stock purchased thereunder shall be canceled at the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 2.01(c). The Company shall cause the ESPP to terminate at the Effective Time, and no further purchase rights shall be granted or exercised under the ESPP thereafter.
ARTICLE III
Representations and Warranties
          SECTION 3.01. Representations and Warranties of the Company. Except as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) by the Company and publicly available prior to the date of this Agreement (collectively, the “Filed SEC Documents”), and, for the avoidance of doubt, without giving effect to any change of fact or circumstance subsequent to the date such document was filed or furnished, or as set forth in the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other Section or subsection), the Company represents and warrants to the Sponsor Entities as follows:
          (a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate, company or partnership power and authority to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to the Sponsor Entities prior to the execution of this Agreement a true and complete copy of the Company Certificate of Incorporation and the Company Bylaws and the comparable organizational documents of each of its Subsidiaries, in each case as in effect on the date of this Agreement.
          (b) Subsidiaries. Section 3.01(b) of the Company Disclosure Letter lists each Subsidiary of the Company and the jurisdiction of organization thereof. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in, any corporation, partnership, joint venture, association or other entity.
          (c) Capital Structure. The authorized capital stock of the Company consists of 350,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $0.10 per share (the “Company Preferred Stock”). At the close of business on June 27, 2006, (i) 134,937,396 shares of Company Common Stock were issued and outstanding (which number includes (A) 2,766,400 shares of Company Common Stock held by the Company in its treasury and (B) 12,955 shares of Company Common Stock subject to vesting or other forfeiture conditions or repurchase by the Company (such shares, together with any similar shares issued after June 27, 2006, the “Company Restricted Stock”)), (ii) 22,487,703 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s Amended and Restated 1997 Stock Option Plan, Second Amended and Restated 2001 Employee Stock Option Plan, Second Amended and Restated 2001 General Stock Option Plan, 2005 Incentive Compensation Plan and Second Amended and Restated 1997 Employees Stock Purchase Plan (such plan, the “ESPP”; the foregoing plans, collectively, the “Company Stock Plans”), of which (A) 10,847,294 shares of Company Common Stock were subject to outstanding options (other than rights under the ESPP) to acquire shares of Company Common Stock from the Company (such options, together with any similar options granted after June 27, 2006, the “Company Stock Options”) and (B) 6,188 shares of Company Common Stock were subject to outstanding rights under the ESPP (assuming that the closing price for the Company Common Stock as reported on the New York Stock Exchange on the last day of the offering period in effect under the ESPP on June 27, 2006 was equal to the Merger Consideration), (iii) 8,087,082 shares of Company Common Stock were reserved and available under the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Company DRIP”) and (iv) no shares of Company Preferred Stock were issued or outstanding or held by the Company in its treasury. Except as set forth above, at the close of business on June 27, 2006, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Since June 27, 2006 to the date of this Agreement, (x) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company, other than issuances of shares of Company Common Stock pursuant to the exercise of the Company Stock Options or rights under the ESPP, in each case outstanding as of June 27, 2006, and (y) there have been no issuances by the Company of options, warrants, other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock, except for rights under the ESPP. All outstanding shares of Company Common Stock (other than Company Restricted Stock) are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except for any obligations pursuant to this Agreement, any Company Stock Plan or as otherwise set forth above, as of June 27, 2006, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (1) obligating the Company or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable for any capital stock of or other equity interest in, the Company or of any of its Subsidiaries or any Voting Company Debt, other than pursuant to (x) the Michaels Stores, Inc. Employees 401(k) Plan (the “Company 401(k) Plan”) and (y) the Company DRIP, (2) obligating the Company or any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking or (3) that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any such Subsidiary, other than pursuant to the Company Stock Plans and the Company 401(k) Plan. Section 3.01(c) of the Company Disclosure Letter sets forth a true and complete list of all Indebtedness for borrowed money of the Company and its Subsidiaries (other than any such Indebtedness owed to the Company or any of its Subsidiaries, trade letters of credit and any other such Indebtedness with a principal amount not in excess of $10.0 million individually) outstanding on the date of this Agreement.
          (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, to receipt of the Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way. The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under (other than any such Lien created in connection with the Financing or otherwise from any action taken by any of the Sponsor Entities), any provision of (A) the Company Certificate of Incorporation, the Company Bylaws or the comparable organizational documents of any of its Subsidiaries or (B) subject to the filings and other matters referred to in the immediately following sentence, (1) any contract, lease, indenture, note, bond or other agreement that is in force and effect (a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, other than any lease of real property under which the Company or any of its Subsidiaries is a tenant or a subtenant, or (2) any statute, law, ordinance, rule or regulation of any Governmental Entity (“Law”) or any judgment, order or decree of any Governmental Entity (“Judgment”), in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (B) above, any such conflicts, violations, defaults, rights, losses or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse

Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Federal, state, local or foreign government, any court of competent jurisdiction or any administrative, regulatory (including any stock exchange) or other governmental agency, commission or authority (each, a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (I) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Law, (II) the filing with the SEC of (x) a proxy statement relating to the adoption by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and (y) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (III) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (IV) any filings required under the rules and regulations of the New York Stock Exchange and (V) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (e) SEC Documents. The Company has filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company since January 1, 2004 (the “SEC Documents”). As of their respective dates of filing, the SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to the Sponsor Entities copies of all comment letters received by the Company from the SEC since January 1, 2004 and relating to the SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, to the Knowledge of the Company there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC. As of the date of this Agreement, to the Knowledge of the Company, none of the SEC Documents is the subject of any ongoing review by the SEC. The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments). Except for matters reflected or reserved against in the audited consolidated balance sheet of the Company as of January 28, 2006 (or the notes thereto) included in the Filed SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities and obligations that (i) were incurred since January 28, 2006 in the ordinary course of business consistent with past practice, (ii) are incurred in connection with the transactions contemplated by this Agreement or (iii) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (f) Information Supplied. The Proxy Statement will not, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by any of the Sponsor Entities for inclusion or incorporation by reference in the Proxy Statement.
          (g) Absence of Certain Changes or Events. Since January 28, 2006, there has not been any change, effect, event, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. From such date through the date of this Agreement, the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, and during such period there has not been:
     (i) any declaration, setting aside or payment of any dividend on, or making of any other distribution (whether in cash, stock or property) with respect to, any capital stock of the Company, except for the regular quarterly cash dividends on Company Common Stock;
     (ii) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in lieu of or in substitution for shares of capital stock of the Company;
     (iii) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock of the Company or any of its Subsidiaries or any rights, warrants or options to acquire any such shares, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of options to acquire such stock in order to pay the exercise price thereof, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the Company of Company Stock Options and shares of Company Restricted Stock in connection with the forfeiture of such awards and (D) the acquisition by the trustee of the Company 401(k) Plan of shares of Company Common Stock in order to satisfy participant investment elections under the Company 401(k) Plan;
     (iv) except (A) in the ordinary course of business consistent with past practice or (B) as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement or other written agreement, in each case, in effect as of January 28, 2006, (1) any granting to any director or executive officer of the Company or any of its Subsidiaries of any material increase in compensation, (2) any granting to any director or executive officer of the Company or any of its Subsidiaries of any increase in severance or termination pay or (3) any entry by the Company or any of its Subsidiaries into any employment, consulting, severance or termination agreement with any director, executive officer or employee of the Company or any of its Subsidiaries pursuant to which the total annual compensation or the aggregate severance benefits exceed $500,000 per person;
     (v) any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (A) by GAAP (or any interpretation thereof), including as may be required by the Financial Accounting Standards Board or any similar organization, or (B) by Law, including Regulation S-X under the Securities Act; or
     (vi) any material tax election by the Company or any of its Subsidiaries, other than in the ordinary course of business.
          (h) Litigation. There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no Judgment outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, to the Knowledge of the Company, no director or officer of the Company is a defendant in any suit, action or proceeding in connection with his or her status as a director or officer of the Company. This Section 3.01(h) does not relate to environmental matters, which are the subject of Section 3.01(j)(ii).
          (i) Contracts. Except for this Agreement, Contracts filed as exhibits to the Filed SEC Documents and purchase orders entered into in the ordinary course of business, Section 3.01(i) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Company has made available to the Sponsor Entities true and complete copies, of:
     (i) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
     (ii) each Contract to which the Company or any of its Subsidiaries is a party that materially restricts the ability of the Company or any of its Subsidiaries to compete in any business or with any person in any geographical area, except for any such Contract that may be canceled, without any material penalty or other liability to the Company or any of its Subsidiaries, upon notice of 90 days or less;
     (iii) each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of the Company or any of its Subsidiaries, in each case in excess of $10.0 million, is outstanding or may be incurred, other than any such Contract between or among any of the Company and any of its Subsidiaries and any letters of credit;
     (iv) each Contract to which the Company or any of its Subsidiaries is a party that by its terms calls for aggregate payments by the Company or any of its Subsidiaries of more than $20.0 million over the remaining term of such Contract, except for any such Contract that may be canceled, without any material penalty or other liability to the Company or any of its Subsidiaries, upon notice of 90 days or less; and
     (v) each Contract to which the Company or any of its Subsidiaries is a party for the acquisition or disposition by the Company or any of its Subsidiaries of properties or assets for, in each case, aggregate consideration of more than $20.0 million, except for acquisitions and dispositions of properties and assets in the ordinary course of business (including acquisitions of supplies and acquisitions and dispositions of inventory).
Each such Contract described in clauses (i) through (v) above is referred to herein as a “Specified Contract”. Each of the Specified Contracts is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no default under any Specified Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, in each case except as have not had and would not reasonably be expected to have, individually or in the aggregate, a

Material Adverse Effect. This Section 3.01(i) does not relate to real property leases, which are the subject of Section 3.01(n).
          (j) Compliance with Laws; Environmental Matters. (i) Each of the Company and its Subsidiaries is and since January 1, 2004 has been in compliance with all Laws applicable to its business or operations (including the Sarbanes-Oxley Act of 2002), except for instances of possible noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, franchises, licenses, permits and consents of Governmental Entities (collectively, “Permits”) necessary for it to conduct its business as presently conducted, and all such Permits are in full force and effect, except for such Permits the absence of which, or the failure of which to be in full force and effect, have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. This Section 3.01(j)(i) does not relate to environmental matters, which are the subject of Section 3.01(j)(ii), employee benefit matters, which are the subject of Section 3.01(l), and taxes, which are the subject of Section 3.01(m).
          (ii) Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company is in violation of, or has any liability under, any Environmental Law, (B) each of the Company and its Subsidiaries validly possesses and is in compliance with all Permits required under Environmental Laws to conduct its business as presently conducted, and all such Permits are valid and in good standing, (C) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (D) none of the Company or any of its Subsidiaries has Released any Hazardous Materials at, on, under or from any of the Owned Real Property, the Leased Real Property or any other property in a manner that would reasonably be expected to result in an Environmental Claim against the Company or any of its Subsidiaries.
          The term “Environmental Claims” means any administrative or judicial actions, suits, orders, claims, proceedings or written notices of noncompliance by or from any person alleging liability arising out of the Release of any Hazardous Material or the failure to comply with any Environmental Law. The term “Environmental Law” means any Law relating to pollution, the environment or natural resources. The term “Hazardous Materials” means (1) petroleum and petroleum by-products, asbestos in any form that is or could reasonably become friable, radioactive materials, medical or infectious wastes, or polychlorinated biphenyls, and (2) any other material, substance or waste that is prohibited, limited or regulated because of its hazardous, toxic or deleterious properties or characteristics. The term “Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.
          (k) Labor and Employment Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, and there are not, to the Knowledge of the Company, any union organizing activities concerning any employees of the Company or any of its Subsidiaries that, in each case, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no labor strikes, slowdowns, work stoppages or lockouts pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (l) Employee Benefit Matters. (i) Section 3.01(l) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (a “Company Pension Plan”), each material Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other material Company Benefit Plans and all material Company Benefit Agreements. Each Company Benefit Plan has been administered in compliance with its terms and with applicable Law (including ERISA and the Code), other than instances of noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to the Sponsor Entities true and complete copies of (A) each material Company Benefit Plan and each material Company Benefit Agreement, other than any Company Benefit Plan or Company Benefit Agreement that the Company or any of its Subsidiaries is prohibited from making available to the Sponsor Entities as the result of applicable Law relating to the safeguarding of data privacy, (B) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required by applicable Law) and (C) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required by applicable Law.
          (ii) All Company Pension Plans that are intended to be qualified for Federal income tax purposes have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are so qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened.
          (iii) None of the Company Benefit Plans is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. None of the Company, any of its Subsidiaries or any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code participates in, or is required to contribute to, any Multiemployer Plan.

          (iv) Except as individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect, none of the Company, any of its Subsidiaries, any officer of the Company or any such Subsidiary or any Company Benefit Plan that is subject to ERISA, including any Company Pension Plan, or, to the Knowledge of the Company, any trust created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its Subsidiaries or any officer of the Company or any such Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any liability under Section 502(i) or 502(1) of ERISA.
          (v) No Company Benefit Plan provides health benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of service (other than coverage or benefits (A) required to be provided under Part 6 of Title I of ERISA or any other similar applicable Law or (B) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)).
          (vi) Other than payments that may be made to the persons listed in Section 3.01(l)(vi) of the Company Disclosure Letter, any amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other transaction contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan or Company Benefit Agreement currently in effect would not be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
          (vii) The term “Company Benefit Agreement” means each employment, consulting, indemnification, severance or termination agreement or arrangement between the Company or any of its Subsidiaries, on the one hand, and any current or former employee, officer or director of the Company or any of its Subsidiaries, on the other hand, other than any agreement or arrangement mandated by applicable Law. The term “Company Benefit Plan” means each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based compensation, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefits plan, policy, program, arrangement or understanding, whether formal or informal, oral or written (but excluding any Company Benefit Agreement), in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries for the

benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, other than (A) any “multiemployer plan” (within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (a “Multiemployer Plan”) or (B) any plan, policy, program, arrangement or understanding mandated by applicable Law.
          (m) Taxes. (i) Each of the Company and its Subsidiaries has filed or has caused to be filed all material tax returns required to be filed by it (or requests for extensions, which requests have been granted and have not expired), and all such returns are complete and accurate in all material respects. Each of the Company and its Subsidiaries has either paid or caused to be paid all material taxes due and owing by the Company and its Subsidiaries to any Governmental Entity, or the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve (excluding any reserves for deferred taxes), if such a reserve is required by GAAP, for all material taxes payable by the Company and its Subsidiaries, for all taxable periods and portions thereof ending on or before the date of such financial statements.
          (ii) No deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any material taxes (other than taxes that are not yet due and payable or for amounts being contested in good faith) have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which have not been settled and paid. All assessments for material taxes due and owing by the Company or any of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid. There is no currently effective agreement or other document with respect to the Company or any of its Subsidiaries extending the period of assessment or collection of any material taxes.
          (iii) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
          (iv) None of the Company or any of its Subsidiaries has entered into any transaction defined in Treasury Regulation Sections 1.6011-4(b)(2), -4(b)(3) or -4(b)(4), or has entered into a “potentially abusive tax shelter” (as defined in Treasury Regulation Section 301.6112-1(b)).
          (v) The term “taxes” means all income, profits, capital gains, goods and services, branch, payroll, unemployment, customs duties, premium, compensation, windfall profits, franchise, gross receipts, capital, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise, withholdings, duties, levies, imposts, license, registration and other taxes (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes and interest thereon) imposed by or on behalf of any Governmental Entity. The term “tax return” means any return, statement, report, form, filing, customs entry, customs reconciliation and any other entry or reconciliation, including in each case any amendments, schedules or attachments thereto, required to be filed with any Governmental Entity or with respect to taxes of the Company or its Subsidiaries.
          (n) Title to Properties. (i) Section 3.01(n)(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all real property owned by the Company and its Subsidiaries (individually, an “Owned Real Property”).
          (ii) Section 3.01(n)(ii) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all material leases of real property (the “Real Property Leases”) under which the Company or any of its Subsidiaries is a tenant or a subtenant (individually, a “Leased Real Property”).
          (iii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a Subsidiary of the Company has good and valid fee title to each Owned Real Property, in each case free and clear of all Liens and defects in title, except for (A) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (B) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty, (C) Liens affecting the interest of the grantor of any easements benefiting Owned Real Property, (D) Liens (other than liens securing Indebtedness), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as presently conducted, (E) zoning, building and other similar codes and regulations and (F) any conditions that would be disclosed by a current, accurate survey or physical inspection (collectively, “Permitted Liens”).
          (iv) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a Subsidiary of the Company has a good and valid title to a leasehold estate in each Leased Real Property, all Real Property Leases are in full force and effect, and neither the Company nor any of its Subsidiaries that is party to such leases has received or given any written notice of any material default thereunder which default continues on the date of this Agreement.

          (v) Section 3.01(n)(v) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all material leases, subleases or similar agreements under which the Company or any of its Subsidiaries is the landlord or the sublandlord (such leases, subleases and similar agreements, collectively, the “Real Property Subleases”).
          (vi) The Company has made available to the Sponsor Entities true and complete copies of the Real Property Leases and the Real Property Subleases.
          (o) Intellectual Property. Section 3.01(o) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications and registered copyrights and applications therefor (collectively, “Intellectual Property Rights”) that, in each case, are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted and, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a Subsidiary of the Company owns, or is licensed or otherwise has the right to use, each such Intellectual Property Right. No claims are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing the rights of any person with regard to any Intellectual Property Right, which claims have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right, in a manner that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (p) Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (ii) all material insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (iii) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such material insurance policy and (iv) no written notice of cancellation or termination has been received with respect to any such material insurance policy, other than in connection with ordinary renewals.
          (q) Voting Requirements. Assuming the accuracy of the representations and warranties set forth in Section 3.02(f), the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve the transactions contemplated hereby.

          (r) State Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 3.02(f), the approval of the Board of Directors of the Company of this Agreement, the Merger and the other transactions contemplated by this Agreement represents all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of Section 203 of the DGCL to the extent, if any, such Section would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no other state takeover statute applies to this Agreement, the Merger or the other transactions contemplated by this Agreement.
          (s) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than J.P. Morgan Securities Inc. and Goldman, Sachs & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to the Sponsor Entities complete and correct copies of the letter agreements between the Company and (i) J.P. Morgan Securities Inc. and (ii) Goldman Sachs & Co. pursuant to which such parties could be entitled to any payment from the Company or any of its Subsidiaries in connection with the Merger.
          (t) Opinions of Financial Advisors. The Company has received the opinion of each of J.P. Morgan Securities Inc. and Goldman, Sachs & Co., in each case dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, a signed copy of each of which opinions has been or will promptly be delivered to the Sponsor Entities.
          (u) Affiliate Transactions. To the Knowledge of the Company, no executive officer or director of the Company or any of its Subsidiaries or any person who beneficially owns 5% or more of the Company Common Stock is a party to any contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the period of 12 months preceding the date of this Agreement, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
          (v) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.01 or in any certificates delivered by the Company in connection with the Closing, each of the Sponsor Entities acknowledges that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to any of the Sponsor Entities in connection with the transactions contemplated by this Agreement. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to any of the Sponsor Entities or any other person resulting from the distribution to any Sponsor Entity, or any Sponsor Entity’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Sponsor Entities in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Section 3.01 or in a certificate delivered by the Company in connection with the Closing. Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing herein shall relieve the Company or any other person from liability for fraud.
          SECTION 3.02. Representations and Warranties of the Sponsor Entities. The Sponsor Entities jointly and severally represent and warrant to the Company as follows:
          (a) Organization, Standing and Corporate Power. Each of the Sponsor Entities is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or limited liability company, as applicable, power and authority to carry on its business as presently conducted.
          (b) Authority; Noncontravention. Each of the Sponsor Entities has all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and the Financing. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger and the Financing, have been duly authorized by all necessary corporate or limited liability company, as applicable, action on the part of each of the Sponsor Entities, and no other corporate proceedings (including no shareholder action) on the part of any Sponsor Entity are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger and the Financing. This Agreement has been duly executed and delivered by each of the Sponsor Entities and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of the Sponsor Entities, enforceable against each of them in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement, including the Financing, and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of any Sponsor Entity under, any provision of (i) the certificate of incorporation, bylaws or comparable organizational documents of any Sponsor Entity or (ii) subject to the filings and other matters referred to in the immediately following sentence, (A) any Contract to which any Sponsor Entity is a party or by which any of its properties or assets are bound or (B) any Law or Judgment, in each case applicable to any Sponsor Entity or its respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Sponsor Material Adverse Effect. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to the Sponsor Entities in connection with the execution and delivery of this Agreement by the Sponsor Entities or the consummation by the Sponsor Entities of the Merger or the other transactions contemplated by this Agreement, including the Financing, except for (I) the filing of a premerger notification and report form under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Law, (II) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (III) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made has not had and would not reasonably be expected to have, individually or in the aggregate, a Sponsor Material Adverse Effect.
          (c) Information Supplied. None of the information supplied or to be supplied by any Sponsor Entity for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
          (d) Available Funds. The financing of the transactions contemplated hereby will consist of a combination of equity financing provided to MergerCos (the “Equity Financing”) and debt financing provided to FinCos (or loaned directly to the Company or one of its Subsidiaries) (the “Debt Financing” and, together with the Equity Financing, the “Financing”). The Sponsor Entities have delivered to the Company true and complete copies of fully executed commitment letters pursuant to which the parties thereto have committed to provide the Financing (such agreements, as modified pursuant to Section 5.09(a), the “Equity Financing Commitments” and the “Debt Financing Commitment,” respectively, and together the “Financing Commitments”). Each of the Equity Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Bain MergerCo or Blackstone MergerCo, as the case may be, and the other parties thereto, and the financing commitments thereunder have not been withdrawn or terminated. As of the date of this Agreement, the Debt Financing Commitment is in full force and effect and is a legal, valid and binding obligation of each FinCo and, to the Knowledge of the Sponsor Entities, the other parties thereto, and the financing commitments thereunder have not been withdrawn or terminated. The Financing Commitments have not been amended, supplemented or otherwise modified in any respect, except, in each case, as permitted by Section 5.09(a). No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of any Sponsor Entity under any term of the Financing Commitments. Assuming the satisfaction of the conditions set forth in Section 6.02, (i)

none of the Sponsor Entities has any reason to believe that it will not be able to satisfy on a timely basis any term or condition of closing to be satisfied by it or its Affiliates set forth in the Financing Commitments and (ii) none of the Sponsor Entities has any reason to believe, as of the date of this Agreement, that any portion of the Financing to be made thereunder will otherwise not be available to the applicable Sponsor Entity or the Surviving Corporation on a timely basis to consummate the Merger and the other transactions contemplated hereby. FinCos have fully paid any and all commitment fees or other fees required by the Debt Financing Commitment to be paid by them on or prior to the date of this Agreement and shall in the future pay any such fees as they become due. Assuming the satisfaction of the conditions set forth in Section 6.02, the Financing, when funded in accordance with the Financing Commitments, will provide the Sponsor Entities and the Surviving Corporation with funds sufficient to satisfy all of their obligations under this Agreement, including the payment of the Merger Consideration, the Option Amounts and all associated costs and expenses. The obligations to make the Financing available to the Sponsor Entities or the Surviving Corporation pursuant to the terms of the Financing Commitments are not subject to any conditions other than the conditions set forth in the Financing Commitments. Each of the Guarantees is in full force and effect and is a legal, valid and binding obligation of the Bain Fund or the Blackstone Fund, as the case may be.
          (e) Operations and Assets of the Sponsor Entities. Each of the Sponsor Entities has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have incurred liabilities or obligations of any nature, other than pursuant to or in connection with this Agreement and the Merger, the Debt Financing and the other transactions contemplated by this Agreement.
          (f) Ownership of Company Common Stock. None of the Sponsor Entities beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date beneficially own, any shares of Company Common Stock, or are a party, or will prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.
          (g) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Sponsor Entities, other than pursuant to a customary management agreement to be entered into by the Surviving Corporation at or following the Effective Time.
          (h) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.02, the Company acknowledges that none of the Sponsor Entities or any other person on behalf of any Sponsor Entity makes any other express or implied representation or warranty with respect to the Sponsor Entities or with respect to any other information provided or made available to the Company in connection with the transactions contemplated hereby.
ARTICLE IV
Covenants Relating to Conduct of Business
          SECTION 4.01. Conduct of Business. (a) Except as set forth in Section 4.01 of the Company Disclosure Letter, expressly contemplated or required by this Agreement, required by Law or consented to in writing by MergerCos (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course and, to the extent consistent therewith, use reasonable best efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with significant customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with it. Without limiting the generality of the foregoing, except as set forth in Section 4.01 of the Company Disclosure Letter, expressly contemplated or required by this Agreement, required by Law (including, as applicable, Section 409A of the Code) or consented to in writing by MergerCos (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:
          (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (A) dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent and (B) regular quarterly cash dividends on the Company Common Stock, not to exceed, in the case of any such quarterly dividend, $0.12 per share;
          (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;
          (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the Company of Company Stock Options and shares of Company Restricted Stock in connection with the forfeiture of such awards and (D) the acquisition by the trustee of the Company 401(k) Plan of shares of

Company Common Stock in order to satisfy participant investment elections under the Company 401(k) Plan;
          (iv) issue, deliver or sell any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than (A) upon the exercise of Company Stock Options and rights under the ESPP outstanding on the date of this Agreement, in each case in accordance with their present terms, (B) as required to comply with any Company Benefit Plan or Company Benefit Agreement as in effect on the date of this Agreement and (C) the issuance of shares of Company Common Stock pursuant to the Company DRIP;
          (v) amend the Company Certificate of Incorporation or the Company Bylaws or the comparable organizational documents of any Subsidiary of the Company;
          (vi) purchase an equity interest in or a substantial portion of the assets of, any person or any division or business thereof, if the aggregate amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with all such transactions would exceed $20.0 million or merge or consolidate with any person, in each case other than any such action solely between or among the Company and its Subsidiaries;
          (vii) sell, lease or otherwise dispose of any of its properties or assets (including capital stock of any Subsidiary of the Company) that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than (A) sales or other dispositions of inventory and other assets in the ordinary course of business, including in connection with store relocations and closings set forth on Section 4.01(a)(vii) of the Company Disclosure Letter and store remodels and resets, and (B) leases and subleases of Owned Real Properties and Leased Real Properties, and voluntary terminations or surrenders of Real Property Leases, in each case, in the ordinary course of business;
          (viii) pledge, encumber or otherwise subject to a Lien (other than a Permitted Lien) any of its properties or assets (including capital stock of any Subsidiary of the Company), other than in the ordinary course of business;
          (ix) (A) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person (collectively, “Indebtedness”), other than (1) Indebtedness incurred in the ordinary course of business (including any borrowings under the Company’s existing revolving credit facilities and any trade letters of credit) and (2) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder; or (B) make any loans or capital contributions to, or investments in, any other person, other than (1) to any of the Subsidiaries of the Company or (2) in the ordinary course of business;
          (x) make any capital expenditures, other than (A) in accordance with the Company’s capital expenditures plan previously made available to the Sponsor Entities in writing, (B) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) and (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not to exceed $25.0 million;
          (xi) settle any material claim or material litigation, in each case made or pending against the Company or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of claims or litigation in the ordinary course of business which, in any event (A) is for an amount not to exceed, for any such settlement individually, $10.0 million and (B) would not be reasonably expected to prohibit or materially restrict the Company and its subsidiaries from operating their business in substantially the same manner as operated on the date of this Agreement; provided that in no event shall the Company settle any material claim or material litigation relating to the consummation of the transactions contemplated by this Agreement;
          (xii) cancel any material Indebtedness or waive any claims or rights of substantial value, in each case other than in the ordinary course of business;
          (xiii) except (A) in the ordinary course of business or (B) as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement or other written agreement in effect on the date of this Agreement, (1) grant to any officer, director or employee of the Company or any of its Subsidiaries any increase in compensation, (2) grant to any officer, director or employee of the Company or any of its Subsidiaries any increase in severance or termination pay, (3) enter into any employment, consulting, severance or termination agreement with any officer, director or employee of the Company or any of its Subsidiaries, other than any separation agreement pursuant to which the aggregate severance benefits do not exceed $300,000 with respect to any individual or $2.0 million in the aggregate with respect to all such individuals, (4) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (5) accelerate any rights or benefits, or make any material determinations, under any Company Benefit Plan; provided, however, that the foregoing clauses (1), (2), and (3) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;
          (xiv) make any change in accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company, other than as required (A) by GAAP (or any interpretation thereof), including as may be required by the Financial Accounting Standards Board or any similar organization, or (B) by Law, including Regulation S-X under the Securities Act;
          (xv) make any material tax election, file any amended tax return with respect to any material tax or change any annual tax accounting period, in each case, other than in the ordinary course of business; or
          (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.
          (b) Advice of Changes. The Company and the Sponsor Entities shall promptly give written notice to the other party upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of condition precedent set forth in Section 6.02 (in the case of the Company) or Section 6.03 (in the case of the Sponsor Entities).
          SECTION 4.02. No Solicitation. (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees to, and shall not authorize any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish to any person any confidential information with respect to any Takeover Proposal. The Company shall, and shall cause its Subsidiaries and direct its Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any person conducted heretofore with respect to any Takeover Proposal, and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Stockholder Approval, in response to a bona fide written Takeover Proposal, if the Board of Directors of the Company determines (x) after consultation with its financial advisor and outside counsel, that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (y) after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company may (and may authorize and permit its Subsidiaries, directors, officers, employees and Representatives to), subject to compliance with Section 4.02(c), (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement containing confidentiality provisions substantially similar to those set forth in the Confidentiality Agreement, provided that all such information has previously been provided to MergerCos or is provided to MergerCos prior to or substantially concurrently with the time it is provided to such person, and (B) participate in discussions and negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.
          The term “Takeover Proposal” means any inquiry, proposal or offer from any person or group relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (1) 20% or more (based on the fair market value thereof, as determined by the Board of Directors of the Company) of assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (2) 20% or more of outstanding shares of the Company Common Stock, (b) any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 20% or more of outstanding shares of the Company Common Stock or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any person or group (or the shareholders of any person) would own, directly or indirectly, 20% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by this Agreement.
          The term “Superior Proposal” means any bona fide Takeover Proposal that if consummated would result in a person or group (or the shareholders of any person) owning, directly or indirectly, (a) 50% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity or (b) 50% or more (based on the fair market value thereof, as determined by the Board of Directors of the Company) of the assets of the Company and its Subsidiaries, taken as a whole, which the Board of Directors of the Company determines (after consultation with its financial advisor and outside counsel) would result in greater value to the stockholders of the Company from a financial point of view than the Merger, taking into account all financial, legal, regulatory and other aspects of such proposal and of this Agreement (including any changes to the financial terms of this Agreement proposed by the Sponsor Entities to the Company in response to such proposal or otherwise).
          (b) Neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to MergerCos), or publicly propose to withdraw (or modify in a manner adverse to MergerCos), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement or the Merger or (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal, other than any confidentiality agreement referred to in Section 4.02(a). Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Stockholder Approval and subject to compliance with Section 5.06(b), the Board of Directors of the Company may, if, after consultation with its outside counsel, it determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (1) make an Adverse Recommendation Change or (2) cause or permit the Company to terminate this Agreement; provided, however, that the Board of Directors of the Company shall not make an Adverse Recommendation Change, and the Company may not terminate this Agreement pursuant to clause (2) above, until after the second business day following MergerCos’ receipt of written notice (a “Notice of Superior Proposal”) from the Company advising MergerCos that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by such Board of Directors and a statement that the Board of Directors of the Company intends to terminate this Agreement pursuant to Section 7.01(f) (it being understood and agreed that (I) any amendment to the financial terms of such Superior Proposal shall require a new Notice of Superior Proposal and a new two business day period and (II) in determining whether to make an Adverse Recommendation Change or to cause or permit the Company to so terminate this Agreement, the Board of Directors of the Company shall take into account any changes to the financial terms of this Agreement proposed by the Sponsor Entities to the Company in response to a Notice of Superior Proposal or otherwise).
          (c) In addition to the obligations of the Company set forth in Sections 4.02(a) and 4.02(b), the Company shall as promptly as practicable advise MergerCos orally and in writing of the receipt of any Takeover Proposal after the date of this Agreement, the material terms and conditions of any such Takeover Proposal and the identity of the person making any such Takeover Proposal. The Company shall, subject to the fiduciary duties under applicable Law of the Board of Directors of the Company, keep MergerCos reasonably informed of any material developments with respect to any such Takeover Proposal (including any material changes thereto).
          (d) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Board of Directors of the Company determines (after consultation with its outside counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable Law, it being understood, however, that this clause (ii) shall not be deemed to permit the Board of Directors of the Company to make an Adverse Recommendation Change or take any of the actions referred to in clause (ii) of Section 4.02(b) except, in each case, to the extent permitted by Section 4.02(b).

ARTICLE V
Additional Agreements
          SECTION 5.01. Preparation of the Proxy Statement; Stockholders’ Meeting. (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement with the assistance and approval of MergerCos (which approval shall not be unreasonably withheld or delayed). The Sponsor Entities shall provide to the Company all information concerning the Sponsor Entities as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments referred to below. The Company shall promptly notify MergerCos upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide MergerCos with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as reasonably practicable following the date of this Agreement. If at any time prior to the Stockholders Meeting there shall occur or be discovered any event or any information relating to the Company, any Sponsor Entity or any of their respective Affiliates, officers or directors that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly prepare (with the assistance and approval of MergerCos (which approval shall not be unreasonably withheld or delayed)) and file with the SEC and, to the extent required by Law, mail to the Company’s stockholders an appropriate amendment or supplement describing such event or information. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide MergerCos a reasonable opportunity to review and to reasonably comment on such document or response.
          (b) The Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of obtaining the Stockholder Approval. Subject to the ability of the Board of Directors of the Company to make an Adverse Recommendation Change pursuant to Section 4.02(b), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement.

          SECTION 5.02. Access to Information; Confidentiality. The Company shall afford to the Sponsor Entities, and to the Sponsor Entities’ officers, employees, accountants, counsel, consultants, financial advisors and other Representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all of its and its Subsidiaries’ properties, books and records, financial and operating data and other information, to those employees of the Company to whom any Sponsor Entity reasonably requests access, and, during such period, the Company shall furnish, as promptly as practicable, to each Sponsor Entity all information concerning its and its Subsidiaries’ business, properties and personnel as such Sponsor Entity may reasonably request (it being agreed, however, that the foregoing shall not permit any Sponsor Entity or any such Representatives to conduct any environmental testing or sampling). Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or contravene any Law or any Contract to which the Company or any of its Subsidiaries is a party (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that does not cause such violation or jeopardization, provided, however, that none of the parties hereto nor any of their Affiliates shall be required to make monetary payments in connection with the foregoing). Except for disclosures expressly permitted by the terms of (a) the confidentiality letter agreement dated as of May 3, 2006, between Bain Capital Partners, LLC and the Company and (b) the confidentiality letter agreement dated May 3, 2006, between Blackstone Management Partners V, LLC (together, as such agreements may be amended from time to time, the “Confidentiality Agreements”) and except for disclosure by the Sponsor Entities reasonably necessary to comply with customary practice in connection with obtaining the Debt Financing, the Sponsor Entities shall hold, and shall cause their respective officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received, directly or indirectly, from the Company or its Representatives in confidence in accordance with the Confidentiality Agreements.
          SECTION 5.03. Reasonable Best Efforts. (a) Each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of consents, approvals and waivers from third parties reasonably requested by MergerCos to be obtained in connection with the Merger under the Specified Contracts and Real Property Leases, provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any landlord or other person to obtain any such consent, approval or waiver, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (A) take all action necessary to ensure that no state takeover statute is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (B) if any state takeover statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. No party shall voluntarily extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity to delay or not to consummate the Merger or any of the other transactions contemplated by this Agreement except with the prior written consent of the other party (such consent not to be unreasonably withheld or delayed and which reasonableness shall be determined in light of each party’s obligation to do all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement). Each MergerCo and FinCo hereby agrees that, in the event of any failure to perform or comply with any covenant or agreement set forth in this Agreement by one MergerCo (or FinCo, as applicable), (x) the other MergerCo (or FinCo, as applicable) shall be permitted to cure such failure, including by performing such covenant or agreement on behalf of such first MergerCo (or FinCo, as applicable) and, in the case of a failure by such first MergerCo (or FinCo, as applicable) to perform or comply with its obligations under Section 5.09(a), by obtaining the requisite Financing), and (y) until and unless the other MergerCo (or FinCo, as applicable) shall have effected such cure, it shall be deemed to have failed to perform and comply with its covenants and agreements set forth in this Agreement to the same extent as the first MergerCo (or FinCo, as applicable) has so failed with respect to its covenants and agreements.
          (b) The Company shall retain a nationally recognized investment banking or valuation firm, selected by the Board of Directors of the Company and reasonably acceptable to MergerCos, to render a solvency opinion, customary in scope and substance, as of the Closing to the Board of Directors of the Company.
          SECTION 5.04. Benefit Plans. (a) For a period of two years following the Effective Time, the Surviving Corporation shall either (i) maintain for the benefit of the employees of the Company and its Subsidiaries immediately prior to the Effective Time (the “Company Employees”) the Company Benefit Plans (other than the Company Stock Plans) and Company Benefit Agreements at the benefit levels in effect on the date of this Agreement and provide compensation and benefits to each Company Employee under the Company Benefit Plans or any other employee benefit plans or other compensation arrangements of the Surviving Corporation or any of its Subsidiaries that have a value sufficient to replace the value of the compensation and benefits provided to such Company Employee under the Company Stock Plans immediately prior to the Effective Time or (ii) provide compensation and benefits to each Company Employee that, taken as a whole, have a value that is not less favorable in the aggregate (including any value attributable to equity-based compensation) than the benefits provided to such Company Employee immediately prior to the Effective Time.
          (b) Without limiting the generality of Section 5.04(a), from and after the Effective Time, the Surviving Corporation shall honor and continue during the two-year period following the Effective Time or, if sooner, until all obligations thereunder have been satisfied, all of the Company’s employment, severance, retention, termination and cash incentive compensation plans, policies, programs, agreements or arrangements (including (i) any change in control severance agreement between the Company and any Company Employee, (ii) the Change in Control Severance Plan I, (iii) the Change in Control Severance Plan II, (iv) the Change in Control Bonus Program, (v) the Fiscal Year 2006 Bonus Enhancement Program and (vi) the Fiscal Year 2006 MIK Power Bonus Plan), in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable Law.
          (c) Without limiting the generality of Sections 5.04(a) and 5.04(b), during the two-year period following the Effective Time or, if sooner, until all obligations thereunder have been satisfied, the Surviving Corporation shall (i) honor and continue the cash incentive compensation plans maintained by the Company and its Subsidiaries at the Effective Time (the “Incentive Plans”) pursuant to their respective terms as in effect at the Effective Time with respect to all performance periods thereunder commencing prior to and ending after the Effective Time and (ii) at the times prescribed by the Incentive Plans as in effect at the Effective Time, make payments to the Company Employees in accordance with the applicable terms of the Incentive Plans as in effect at the Effective Time.
          (d) With respect to any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by the Surviving Corporation or any of its Affiliates (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with the Surviving Corporation or its Affiliates; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.
          (e) The Surviving Corporation shall waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Surviving Corporation or any of its Affiliates in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. The Surviving Corporation shall recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.
          SECTION 5.05. Indemnification, Exculpation and Insurance. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Company Certificate of Incorporation, the Company Bylaws, the organizational documents of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries (in each case, as in effect on the date hereof or, with respect to any indemnification agreement entered into after the date hereof, to the extent the terms thereof are no more favorable in any material respect to the Indemnified Party that is the beneficiary thereof than the terms of any indemnification agreement included as an exhibit in the Filed SEC Documents) shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.
          (b) Without limiting Section 5.05(a) or any rights of any Indemnified Party pursuant to any indemnification agreement, from and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation (a “Claim”), whether civil, criminal or administrative in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company is or is threatened to be, made a party in his or her capacity as a director or officer of the Company, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by Law, each such Indemnified Party in his or her capacity as a director or officer of the Company or any of its Subsidiaries, or any of their respective predecessors, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim, arising out of, or pertaining to (i) the fact that such an Indemnified Party was a director (including in a capacity as a member of any board committee) or officer of the Company, any of its Subsidiaries or any of their respective predecessors, or a fiduciary with respect to any employee benefit plan maintained by any of the foregoing, prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time. The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. The Surviving Corporation shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder. The Surviving Corporation’s obligations under this Section 5.05(b) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.
          (c) The Surviving Corporation shall obtain, at the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement. In the event the Surviving Corporation is unable to obtain such “tail” insurance policies, then, for a period of six years from the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, however, that the Surviving Corporation may substitute therefor policies of a reputable and financially sound insurance company containing terms, including with respect to coverage and amounts, no less favorable to any Indemnified Party; provided further, however, that in satisfying its obligation under this sentence the Surviving Corporation shall not be obligated to pay for coverage for any 12-month period aggregate premiums for insurance in excess of 250% of the amount paid by the Company for coverage for the period of 12 months beginning on June 1 most recently commenced prior to the date of this Agreement, it being understood and agreed that the Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for such amount.
          (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any person, or is dissolved, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 5.05.
          (e) The provisions of this Section 5.05 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
          SECTION 5.06. Fees and Expenses. (a) Except as provided in Section 5.06(b), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, including the Financing, shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
          (b) In the event that (i) this Agreement is terminated by (A) MergerCos pursuant to Section 7.01(e) or (B) the Company pursuant to Section 7.01(f) or (ii) (A) after the date of this Agreement, a Takeover Proposal shall have been publicly made to the Company generally or shall have been made directly to the stockholders of the Company or shall have otherwise become publicly known, (B) thereafter, this Agreement is terminated by either MergerCos or the Company pursuant to Section 7.01(b)(i) (but only if the Stockholders’ Meeting has not been held) or Section 7.01(b)(iii) and (C) within twelve months after such termination, the Company enters into a definitive agreement to consummate or consummates, the transactions contemplated by any Takeover Proposal, then the Company shall pay to MergerCos an aggregate amount equal to $120.0 million (the “Termination Fee”) by wire transfer of same-day funds (1) in the case of a payment required by clause (i)(A) above, as promptly as practicable (and, in any event, within two business days) following the date of termination of this Agreement, (2) in the case of payment required by clause (i)(B) above, concurrently with such termination, and (3) in the case of a payment required by clause (ii) above, on the date the Company enters into a definitive agreement to consummate any Takeover Proposal referred to in clause (ii)(C). For purposes of this Section 5.06(b), the term “Takeover Proposal” shall have the meaning assigned to such term in Section 4.02(b), except that all references to 20% therein shall be deemed to be references to 50%.
          (c) In the event that this Agreement is terminated by the Company pursuant to Section 7.01(g), then the Sponsor Entities shall pay to the Company an aggregate amount equal to $200.0 million (the “Sponsor Termination Fee”) as promptly as reasonably practicable (and, in any event, within two business days following such termination) by wire transfer of same-day funds.
          (d) Notwithstanding anything to the contrary in this Agreement, (i) if in the circumstances in which the Sponsor Entities become obligated to pay the Sponsor Termination Fee, none of the Sponsor Entities are otherwise in breach of this Agreement such that (but for the Sponsor Entities’ failure to satisfy their obligations under Section 1.02) the conditions set forth in Section 6.03(a) and 6.03(b) would otherwise be satisfied (any such event, a “Non-Breach Financing Failure”), then the Company’s termination of this Agreement pursuant to Section 7.01(g) and receipt of payment of the Sponsor

Termination Fee pursuant to Section 5.06(c) shall be the sole and exclusive remedy of the Company and its Subsidiaries against the Sponsor Entities and any of their respective former, current or future general or limited partners, members or stockholders or against any of their respective former, current or future directors, officers, employees, Affiliates, general or limited partners, stockholders, managers, members or agents (each a “Specified Person”) for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by the Sponsor Entities and the failure of the Merger to be consummated, and upon payment of the Sponsor Termination Fee in accordance with Section 5.06(c), none of the Sponsor Entities or any of their respective Specified Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, and (ii) in no event, whether or not this Agreement shall have been terminated, shall the Company and its Subsidiaries, as a group, on the one hand, or the Sponsor Entities and the Funds, as a group, on the other, be subject to monetary damages in excess of $600.0 million in the aggregate for each such group, respectively, for all losses and damages (including, in the case of the Company, lost stockholder premium) arising from or in connection with breaches by the Sponsor Entities, on the one hand, or the Company, on the other, of their respective representations, warranties, covenants and agreements contained in this Agreement or arising from any other claim or cause of action, and none of the Company, the Sponsor Entities, the Funds or any of their respective Specified Persons shall have any further liability or obligation to the other parties or otherwise relating to or arising out of this Agreement or the transactions contemplated hereby, other than for fraud. The parties acknowledge and agree that nothing in this Section shall be deemed to affect their right to specific performance under Section 8.10.
          (e) Each of the Company and the Sponsor Entities acknowledges and agrees that the agreements contained in this Section 5.06 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor the Sponsor Entities would have entered into this Agreement. If the Company or the Sponsor Entities, as the case may be, fail promptly to pay the fees due pursuant to this Section 5.06 when due, and, in order to obtain such payment, the Sponsor Entities or the Company commence a suit that results in a judgment against the other party for any such fee, the Company or the Sponsor Entities, as the case may be, shall pay to the other party its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the applicable fees due pursuant to this Section 5.06 from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.
          SECTION 5.07. Public Announcements. The Sponsor Entities and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger and the Financing, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 4.02. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.
          SECTION 5.08. Stockholder Litigation. The Company shall give MergerCos the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without MergerCos’ prior written consent (such consent not to be unreasonably withheld or delayed).
          SECTION 5.09. Financing. (a) Each of the Sponsor Entities shall use, and shall cause its Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Financing Commitments, including, in the case of the Debt Financing, reasonable best efforts (i) to negotiate and enter into the definitive agreements with respect thereto on the terms and conditions contained in the Debt Financing Commitments (or on other terms acceptable to FinCos, provided such terms do not contain any conditions to funding on the Closing Date that are not set forth in the Debt Financing Commitments and would not otherwise reasonably be expected to impair or delay the consummation of the Debt Financing), (ii) to satisfy (or cause its Affiliates to satisfy) on a timely basis all conditions applicable to the Sponsor Entities (or their Affiliates) set forth therein that are within the control of any of the Sponsor Entities (or such Affiliates) and (iii) to consummate the Debt Financing contemplated by the Debt Commitment Letter at the Closing, including using its reasonable best efforts to cause the lenders and the other persons providing such Debt Financing to fund the Debt Financing required to consummate the Merger at the Closing (including by taking enforcement action to cause such lenders and other persons providing such Debt Financing to fund such Debt Financing). In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Financing Commitments, FinCos shall promptly notify the Company, and the Sponsor Entities shall use their reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, any such portion from alternative sources (“Alternative Financing”) on terms that will still enable the Sponsor Entities to consummate the transactions contemplated by this Agreement and that are not less favorable in the aggregate (as determined by FinCos in their reasonable judgment) to the Sponsor Entities and the Company than those contained in the Debt Financing Commitments. FinCos shall deliver to the Company true and complete copies of all agreements (excluding any fee letters and engagement letters which, by their terms are confidential, except to the extent any such letters contain conditions to the consummation of the Debt Financing (including pursuant to so-called “flex” provisions)) pursuant to which any such alternative source shall have committed to provide FinCos or the Surviving Corporation with any portion of the Debt Financing. In the event that (i) all or any portion of the high yield financing described in the Debt Financing Commitments has not been consummated, (ii) all closing conditions contained in Article VI shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or (to the extent permitted by Law) waiver of those conditions) and (iii) the bridge financing described in the Debt Financing Commitments (or Alternative Financing obtained in accordance with this Section 5.09(a)) is available on the terms and conditions set forth in the Debt Financing Commitments (or a replacement thereof as contemplated by this Section 5.09(a)), then the Sponsor Entities shall borrow under and use, or shall cause the Surviving Corporation to borrow under and use, such bridge financing (or such Alternative Financing) in lieu of the high yield financing no later than the last day of the Marketing Period. For purposes of this Agreement, the “Marketing Period” shall mean the first period of 30 consecutive days following the later of (i) Stockholder Approval and (ii) September 4, 2006, (A) throughout which (1) FinCos shall have the Required Financial Information and (2) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.02 not to be satisfied assuming the Closing were to be scheduled for any time during such consecutive 30-day period and (B) at the end of which the conditions set forth in Section 6.01 shall be satisfied; provided, however, that if the Marketing Period shall not have commenced prior to November 1, 2006, as a result of the failure of the condition set forth in clause (A)(1) above to have been satisfied, then, subject to the Company having complied as of the first day of the Marketing Period with its obligations under Section 5.09(b) to use its reasonable best efforts to provide the Required Financial Information, the Marketing Period shall be the first period of 30 consecutive days after November 1, 2006, (x) throughout which (1) FinCos shall have the Core Required Financial Information (as defined below) and (2) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.02 not to be satisfied assuming the Closing were to be scheduled for any time during such consecutive 30-day period and (B) at the end of which the conditions set forth in Section 6.01 shall be satisfied, and provided further, however, that if the financial statements included in the Required Financial Information or the Core Required Financial Information, as the case may be, that is available to FinCos on the first day of any such 30-day period would be “stale”, within the meaning of Rule 3-12 of Regulation S-X, on any day during such 30-day period if a registration statement using such financial statements were to be filed with the SEC on such date, then a new 30-day period shall commence. For purposes of this Agreement, the term “Core Required Financial Information” means all financial statements for a high-yield financing during the Marketing Period of the type required in a registered offering by Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-10 of Regulation S-X) that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act, and, in the case of the annual financial statements, the auditors’ report thereon. Each of the Sponsor Entities shall refrain (and shall use its reasonable best efforts to cause its Affiliates to refrain) from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Financing Commitments or in any definitive agreement related to the Financing. None of the Sponsor Entities shall agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Financing Commitments or the definitive agreements relating to the Financing, in each case, without the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed), except (i) in the case of the Equity Financing Commitment, as provided therein, and (ii) in the case of the Debt Financing Commitment, as would not contain any conditions to funding on the Closing Date that are not set forth in the Debt Financing Commitment and would not otherwise reasonably be expected to impair or delay the consummation of the Debt Financing (it being understood that, subject to the requirements of this clause (ii), such amendment, supplement or modification of the Debt Financing Commitments may provide for the assignment of a portion of the Debt Financing Commitment to additional agents or arrangers and granting such persons approval rights with respect to certain matters as are customarily granted to additional agents or arrangers). FinCos shall keep the Company reasonably informed of the status of their efforts to obtain the Debt Financing.
          (b) The Company shall provide, shall cause its Subsidiaries to provide and shall use its reasonable best efforts to cause its and their Representatives to provide such reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by FinCos, including (i) participation in meetings, drafting sessions, presentations, road shows and due diligence, (ii) using reasonable best efforts to furnish FinCos and the financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by FinCos to consummate the Debt Financing, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-10 of Regulation S-X) and of type and form customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act (collectively, the “Required Financial Information”), (iii) assisting FinCos and the financing sources in the preparation of (A) offering documents and other informational and marketing materials and documents for any portion of the Debt Financing and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of FinCos and the financing sources for any portion of the Debt Financing, (v) reasonably facilitating the pledging of collateral and execution and delivery of definitive financing documents and customary deliverables and (vi) using reasonable best efforts to obtain accountants’ comfort letters, accountants’ consent letters, legal opinions, surveys and title insurance as reasonably requested by FinCos; provided that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other liability in connection with the Debt Financing prior to the Effective Time; and provided further that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. FinCos shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation. FinCos shall, on a joint and several basis, indemnify and hold harmless the Company and its Subsidiaries from and against any and all losses or damages suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith.

ARTICLE VI
Conditions Precedent
          SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:
          (a) Stockholder Approval. The Stockholder Approval shall have been obtained.
          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.
          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Federal or state court of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting the consummation of the Merger.
          SECTION 6.02. Conditions to Obligations of the Sponsor Entities. The obligations of the Sponsor Entities to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by MergerCos (on behalf of themselves and FinCos) at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, provided, however, that, notwithstanding the foregoing, the representations and warranties contained in Section 3.01(c) (Capital Structure), other than the last sentence thereof, and the first four sentences of Section 3.01(d) (Authority; Noncontravention) shall be true and correct in all material respects. The Sponsor Entities shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect.
          (b) Performance of Obligations of the Company. The Company shall have, in all material respects, performed or complied with all material obligations required to be performed or complied with by it under this Agreement by the time of the Closing, and the Sponsor Entities shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect.

          SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Sponsor Entities set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Sponsor Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Sponsor Material Adverse Effect. The Company shall have received a certificate to such effect signed on behalf of each Sponsor Entity by an executive officer thereof.
          (b) Performance of Obligations of the Sponsor Entities. The Sponsor Entities shall have, in all material respects, performed or complied with all material obligations required to be performed or complied with by them or any of them under this Agreement by the time of the Closing, and the Company shall have received a certificate to such effect signed on behalf of each Sponsor Entity by an executive officer thereof.
          SECTION 6.04. Frustration of Closing Conditions. None of the Company or the Sponsor Entities may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s (or, in the case of any Sponsor Entity, any other Sponsor Entity) failure to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, including the Financing, as required by and subject to Sections 5.03 and 5.09.
ARTICLE VII
Termination, Amendment and Waiver
          SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:
     (a) by mutual written consent of MergerCos and the Company;
     (b) by either MergerCos or the Company:
     (i) if the Merger shall not have been consummated on or before December 19, 2006 (such date, as it may be extended pursuant to the immediately following proviso, the “Outside Date”); provided however, that if the Closing shall not have occurred prior to such date solely as a result of the failure of the Marketing Period to have been completed prior to such date, then the Outside Date shall be extended to March 31, 2007; provided further, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the failure of such party (or in the case of MergerCos, any other Sponsor Entity) to perform any of its obligations under this Agreement, the failure to act in good faith or the failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, including the Financing, as required by and subject to Sections 5.03 and 5.09, has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;
     (ii) if any Restraint having any of the effects set forth in Section 6.01(c) shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint; or
     (iii) if the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;
     (c) by MergerCos, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (ii) is incapable of being cured prior to the Outside Date; provided that MergerCos shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if any Sponsor Entity is then in material breach of any of its representations, warranties, covenants or agreements hereunder;
     (d) by the Company, if any Sponsor Entity shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) is incapable of being cured prior to the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;
     (e) by MergerCos, in the event that an Adverse Recommendation Change shall have occurred;
     (f) by the Company, in accordance with Section 4.02(b); or
     (g) by the Company, if (i) all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) and (ii) on or after the last day of the

Marketing Period neither FinCos nor the Surviving Corporation shall have received the proceeds of the Debt Financing.
          SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or MergerCos as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company or any Sponsor Entity, other than the provisions of the last sentence of Section 5.02, Section 5.06, this Section 7.02 and Article VIII, which provisions shall survive such termination; provided, however, that, subject to such provisions, any such termination shall not relieve the Company or any Sponsor Entity from liability for any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
          SECTION 7.03. Amendment. This Agreement may be amended by the Company and MergerCos (on behalf of themselves and FinCos) at any time before or after receipt of the Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. No provision of this Agreement requiring any party to use reasonable best efforts or to act in good faith in any context shall be interpreted to require a party, as part of such party’s duty to use reasonable best efforts or to act in good faith in the context in question, to waive any condition to the obligations of such party hereunder or to refrain from exercising any right or power such party may have hereunder.
          SECTION 7.05. Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of MergerCos and the Company, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 7.03, the duly authorized committee of its Board of Directors to the extent permitted by Law. For the avoidance of doubt, any termination of this Agreement by MergerCos pursuant to Section 7.01 shall require action by each of the MergerCos.

ARTICLE VIII
General Provisions
          SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
          SECTION 8.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (with confirmation) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
if to any MergerCo or FinCo, to it:
c/o Bain Capital, LLC
111 Huntington Avenue
Boston, MA 02199
Fax: (617) 516-2010
Attention: Matthew S. Levin
                Todd M. Cook
and
c/o Blackstone Management Associates V, LLC
345 Park Avenue, 31st Floor
New York, NY 10154
Fax: (212) 583-5712
Attention: Michael Chae
                Matthew S. Kabaker
with a copy to:
Ropes & Gray LLP
One International Place
Boston, MA 02110
Fax No.: (617) 951-7050
Attention: David C. Chapin, Esq.
                R. Newcomb Stillwell, Esq.
if to the Company, to:
Michaels Stores, Inc.

8000 Bent Branch Drive
Irving, TX 75261
Fax No.: (972) 409-1901
Attention: Jeffrey N. Boyer
                Mark V. Beasley, Esq.
with a copy to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Fax No.: (212) 474-3700
Attention: Robert I. Townsend, III, Esq.
                James C. Woolery, Esq.
          SECTION 8.03. Definitions. For purposes of this Agreement:
     (a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;
     (b) “business day” means any day on which banks are not required or authorized to be closed in the City of New York;
     (c) “Company Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Company to the Sponsor Entities;
     (d) “Knowledge” means (i) with respect to the Company, the actual knowledge, of any of the persons set forth in Section 8.03(d) of the Company Disclosure Letter and (ii) with respect to the Sponsor Entities, the actual knowledge of any of the officers of any of the Sponsor Entities;
     (e) “Material Adverse Effect” means any change, effect, event, occurrence or state of facts that (i) is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) prevents or materially impedes, interferes with, hinders or delays beyond the Outside Date the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, in each case, other than any change, effect, event, occurrence or state of facts (A) relating to economic, financial market or geopolitical conditions in general, (B) relating to changes in Law or applicable accounting regulations or principles or interpretations thereof, (C) relating to the specialty retail industry generally, to the extent such change, effect, event, occurrence or state of fact does not materially, disproportionately impact the Company and its Subsidiaries, taken as a whole, (D) consisting of any change in the Company’s stock price or trading volume, in and of itself, or any failure, in and of itself, by the Company to meet published revenue or earnings projections (it being understood that the facts or occurrences giving rise or contributing to such change or failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect, and it being further understood that any such change or failure may be taken into account in determining whether the facts or occurrences giving rise or contributing to such change or failure are materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole), (E) relating to any outbreak or escalation of hostilities or war or any act of terrorism, and (F) relating to the announcement of this Agreement and the transactions contemplated hereby and performance of and compliance with the terms of this Agreement;
     (f) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;
     (g) “Sponsor Material Adverse Effect” means any change, effect, event, occurrence or state of facts that prevents or materially impedes, interferes with, hinders or delays beyond the Outside Date the consummation by the Sponsor Entities of the Merger or the other transactions contemplated by this Agreement; and
     (h) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.
          SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Any document, information or access provided or made available by or on behalf of the Company to one of the Sponsor Entities shall be deemed, for purposes of this Agreement, to have been provided or made available to each of the Sponsor Entities. In the event consent or approval of MergerCos is required pursuant to the terms of this Agreement and one MergerCo has provided such consent or approval, then any withholding or delay of such consent or approval by the other MergerCo shall be deemed unreasonable.
          SECTION 8.05. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.
          SECTION 8.06. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
          SECTION 8.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) together with the Confidentiality Agreements, the Equity Commitments and the Guarantees, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties and their affiliates with respect to the subject matter hereof and thereof, it being understood that each of the Confidentiality Agreements, the Equity Commitments and the Guarantees shall survive the execution and delivery of this Agreement, and (b) except for the provisions of Sections 2.02(b) and 5.05, is not intended to confer upon any person other than the parties hereto any legal or equitable rights or remedies.
          SECTION 8.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
          SECTION 8.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, provided, however, that each of the Sponsor Entities may assign all of its rights hereunder to its lenders and debt providers for collateral security purposes only. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
          SECTION 8.10. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or any Federal court sitting in the State of Delaware, this being in addition, subject to Section 5.06 and the provisions of the Guarantees and the Equity Financing Commitments, to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware). For the avoidance of doubt, the parties agree that in the event of a Non-Breach Financing Failure, the Company’s sole remedy shall be the payment of the Sponsor Termination Fee.
          SECTION 8.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          IN WITNESS WHEREOF, Bain MergerCo, Blackstone MergerCo, Bain FinCo, Blackstone FinCo and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BAIN PASTE MERGERCO, INC.
by	/s/ Matthew S. Levin
	Name:	Matthew S. Levin
	Title:	President

BLACKSTONE PASTE MERGERCO, INC.,
by	/s/ Michael Chae
	Name:	Michael Chae
	Title:	President

BAIN PASTE FINCO, LLC.
by	/s/ Matthew S. Levin
	Name:	Matthew S. Levin
	Title:	President

BLACKSTONE PASTE FINCO, LLC
by	/s/ Michael Chae
	Name:	Michael Chae
	Title:	President

MICHAELS STORES, INC.,
by	/s/ Jeffrey N. Boyer
	Name:	Jeffrey N. Boyer
	Title:	President and Chief Financial Officer

by	/s/ Gregory A. Sandfort
	Name:	Gregory A. Sandfort
	Title:	President and Chief Operating Officer

ANNEX I
Index of Defined Terms

Term
Adverse Recommendation Change	Section 4.02(b)
Affiliate	Section 8.03(a)
Agreement	Preamble
Alternative Financing	Section 5.09(a)
Annual Amount	Section 5.05(c)
Appraisal Shares	Section 2.01(d)
Bain FinCo	Preamble
Bain Fund	Preamble
Bain Limited Guaranty	Preamble
Bain MergerCo	Preamble
Blackstone Limited Guaranty	Preamble
Blackstone FinCo	Preamble
Blackstone Fund	Preamble
Blackstone MergerCo	Preamble
business day	Section 8.03(b)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Claim	Section 5.05(b)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.02(h)
Company	Preamble
Company 401(k) Plan	Section 3.01(c)
Company Benefit Agreement	Section 3.01(l)(vii)
Company Benefit Plan	Section 3.01(l)(vii)
Company Bylaws	Section 1.05(b)
Company Certificate of Incorporation	Section 1.05(a)
Company Common Stock	Recitals
Company Disclosure Letter	Section 8.03(c)
Company DRIP	Section 3.01(c)
Company Employees	Section 5.04(a)
Company Pension Plan	Section 3.01(l)(i)
Company Preferred Stock	Section 3.01(c)
Company Restricted Stock	Section 3.01(c)
Company Stock Options	Section 3.01(c)
Company Stock Plans	Section 3.01(c)
Confidentiality Agreements	Section 5.02
Contract	Section 3.01(d)
Core Required Financial Information	Section 5.09(a)
Debt Financing	Section 3.02(d)
Debt Financing Commitments	Section 3.02(d)
DGCL	Section 1.01
Effective Time	Section 1.03

2

Term
Environmental Claims	Section 3.01(j)(ii)
Environmental Law	Section 3.01(j)(ii)
Equity Financing	Section 3.02(d)
Equity Financing Commitments	Section 3.02(d)
ERISA	Section 3.01(l)(vii)
ESPP	Section 3.01(c)
Exchange Act	Section 3.01(d)
Exchange Fund	Section 2.02(a)
Filed SEC Documents	Section 3.01
Financing	Section 3.02(d)
Financing Commitments	Section 3.02(d)
Funds	Preamble
GAAP	Section 3.01(e)
Governmental Entity	Section 3.01(d)
Guarantees	Preamble
Hazardous Materials	Section 3.01(j)(ii)
HSR Act	Section 3.01(d)
Incentive Plans	Section 5.04(c)
Indebtedness	Section 4.01(a)(ix)
Indemnified Party	Section 5.05(a)
Intellectual Property Rights	Section 3.01(o)
Judgment	Section 3.01(e)
Knowledge	Section 8.03(d)
Law	Section 3.01(d)
Leased Real Property	Section 3.01(n)(ii)
Liens	Section 3.01(b)
Marketing Period	Section 5.09(a)
Material Adverse Effect	Section 8.03(e)
Merger	Recitals
Merger Consideration	Section 2.01(c)
MergerCos	Preamble
Multiemployer Plan	Section 3.01(l)(vii)
Non-Breach Financing Failure	Section 5.06(d)
Notice of Superior Proposal	Section 4.02(b)
Option Amount	Section 2.03(a)
Outside Date	Section 7.01(b)(i)
Owned Real Property	Section 3.01(n)(i)
Paying Agent	Section 2.02(a)
Permits	Section 3.01(j)(i)
Permitted Liens	Section 3.01(n)(iii)
person	Section 8.03(f)
Proxy Statement	Section 3.01(d)
Real Property Leases	Section 3.01(n)(ii)
Real Property Subleases	Section 3.01(n)(v)
Release	Section 3.01(j)(ii)

3

Term
Representatives	Section 4.02(a)
Required Financial Information	Section 5.09(b)
Restraints	Section 6.01(c)
SEC	Section 3.01
SEC Documents	Section 3.01(e)
Section 262	Section 2.01(d)
Securities Act	Section 3.01(e)
Specified Contract	Section 3.01(i)
Specified Person	Section 5.06(d)
Sponsor Entities	Preamble
Sponsor Material Adverse Effect	Section 8.03(g)
Sponsor Termination Fee	Section 5.06(c)
Stockholder Approval	Section 3.01(q)
Stockholders’ Meeting	Section 5.01(b)
Subsidiary	Section 8.03(h)
Superior Proposal	Section 4.02(a)
Surviving Corporation	Section 1.01
Takeover Proposal	Section 4.02(a)
tax return	Section 3.01(m)(v)
taxes	Section 3.01(m)(v)
Termination Fee	Section 5.06(b)
Voting Company Debt	Section 3.01(c)